EXHIBIT 99.1
FINANCIAL STATEMENTS
GEORGIA-CAROLINA BANCSHARES, INC.
Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007

GEORGIA-CAROLINA BANCSHARES, INC.
Table of Contents
Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm
The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia
We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of their operations and cash flows, for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
Augusta, Georgia
March 26, 2010

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Financial Condition
December 31, 2009 and 2008
(dollars in thousands, except per share amounts)

	2009	2008
Assets
Cash and due from banks	$13,055	$9,954
Federal funds sold	3,175	—
Securities available-for-sale	44,461	57,594
Loans, net of allowance for loan losses of $5,072 and $4,284, respectively	331,777	332,009
Loans held for sale	58,135	28,402
Bank premises and fixed assets	9,654	10,081
Accrued interest receivable	1,851	1,934
Foreclosed real estate, net of allowance	4,466	7,217
Deferred tax asset, net	1,018	996
Federal Home Loan Bank stock	2,828	2,201
Bank-owned life insurance	8,812	8,402
Other assets	4,781	2,038

Total assets	$484,013	$460,828

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$41,787	$34,121
Interest-bearing:
NOW accounts	36,395	37,373
Savings	51,424	55,426
Money market accounts	19,232	9,772
Time deposits of $100,000 or more	179,123	170,878
Other time deposits	77,279	69,439

Total deposits	405,240	377,009

Federal funds purchased	—	1,148
Federal Home Loan Bank borrowings	3,600	6,000
Deposit agreements	3,697	8,611
Current portion of long-term debt	—	100
Long-term debt	25,000	25,400
Other liabilities	3,203	3,476

Total liabilities	440,740	421,744

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,499,477 and 3,456,816 shares issued and outstanding, respectively	4	4
Additional paid-in capital	15,567	15,268
Retained earnings	27,355	23,604
Accumulated other comprehensive income	347	208

Total shareholders’ equity	43,273	39,084

Total liabilities and shareholders’ equity	$484,013	$460,828

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2009, 2008 and 2007
(dollars in thousands, except per share amounts)

	2009	2008	2007
Interest income
Interest and fees on loans	$22,260	$23,186	$25,998
Interest on taxable securities	1,925	2,763	2,490
Interest on nontaxable securities	412	337	270
Interest on Federal funds sold and cash in banks	7	85	261

Total interest income	24,604	26,371	29,019

Interest expense
Interest on time deposits of $100,000 or more	5,415	6,414	6,687
Interest on other deposits	3,330	5,536	8,227
Interest on funds purchased and other borrowings	977	1,088	792

Total interest expense	9,722	13,038	15,706

Net interest income	14,882	13,333	13,313

Provision for loan losses	3,082	1,456	909

Net interest income after provision for loan losses	11,800	11,877	12,404

Non-interest income
Service charges on deposits	1,496	1,338	1,273
Gain on sale of mortgage loans	9,735	7,152	7,762
Other income	2,926	1,430	897

Total non-interest income	14,157	9,920	9,932

Non-interest expense
Salaries and employee benefits	12,776	10,958	11,131
Occupancy expenses	1,516	1,546	1,523
Other expenses	6,610	5,241	5,162

Total non-interest expense	20,902	17,745	17,816

Income before income taxes	5,055	4,052	4,520

Income tax expense	1,303	1,252	1,619

Net income	$3,752	$2,800	$2,901

Earnings per share
Basic	$1.08	$.82	$.85
Diluted	$1.07	$.80	$.83
See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2009, 2008 and 2007
(dollars in thousands)

	2009	2008	2007

Net income	$3,752	$2,800	$2,901

Unrealized holding gain (loss) arising during the period, net of tax	139	(7)	496

Comprehensive income	$3,891	$2,793	$3,397

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2009, 2008 and 2007
(dollars in thousands)

					Accumulated
	Common	Common	Additional		Other	Total
	Stock	Stock	Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Par Value	Capital	Earnings	Income (Loss)	Equity
Balance at January 1, 2007	3,376,522	$4	$14,500	$17,903	$(281)	$32,126
Net income	—	—	—	2,901	—	2,901
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	496	496
Proceeds from exercise of stock options	8,500	—	33	—	—	33
Stock-based compensation expense	—	—	226	—	—	226
Issuance of stock for compensation	13,701	—	189	—	—	189

Balance at December 31, 2007	3,398,723	4	14,948	20,804	215	35,971
Net income	—	—	—	2,800	—	2,800
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	(7)	(7)
Proceeds from exercise of stock options	43,133	—	21	—	—	21
Stock-based compensation expense	—	—	134	—	—	134
Issuance of stock for compensation	14,960	—	165	—	—	165

Balance at December 31, 2008	3,456,816	4	15,268	23,604	208	39,084
Net income	—	—	—	3,752	—	3,752
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	139	139
Proceeds from exercise of stock options	21,103	—	52	—	—	52
Stock-based compensation expense	—	—	80	—	—	80
Issuance of stock for compensation	21,558	—	167	(1)	—	166

Balance at December 31, 2009	3,499,477	$4	$15,567	$27,355	$347	$43,273

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009, 2008 and 2007
(dollars in thousands)

	2009	2008	2007
Cash flows from operating activities
Net income	$3,752	$2,800	$2,901
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	677	723	752
Provision for loan losses	3,082	1,456	909
Gains on sales of foreclosed real estate	(1,764)	(13)	(33)
(Gains) losses on sales of premises and equipment	—	(1)	32
Increase in cash value of bank-owned life insurance	(410)	(316)	(86)
Stock-based compensation expense	80	134	226
Stock compensation	166	165	189
Deferred income tax	(245)	323	(234)
Net originations, proceeds and gain on loans held for sale	(29,733)	11,145	17,211
(Increase) decrease in accrued interest receivable	83	181	(377)
Increase (decrease) in accrued interest payable	(721)	(1,110)	54
Net change in other assets and liabilities	(2,386)	226	(8,384)

Net cash provided by (used in) operating activities	(27,419)	15,713	13,160

Cash flows from investing activities
(Increase) decrease in Federal funds sold	(3,175)	—	1,182
Loan originations and collections, net	(9,187)	(24,983)	(42,690)
Purchases of available-for-sale securities	(16,183)	(27,262)	(18,876)
Proceeds from maturities and calls of available-for-sale securities	29,533	28,564	14,017
Purchases of restricted securities	(1,995)	(4,816)	(4,248)
Proceeds from sales of restricted securities	1,368	4,102	4,892
Proceeds from sale of foreclosed real estate	10,852	1,939	1,285
Net additions to premises and equipment	(145)	(266)	(456)

Net cash provided by (used in) investing activities	11,068	(22,722)	(44,894)

Cash flows from financing activities
Increase (decrease) in deposits	28,231	(2,957)	38,624
Increase (decrease) in FHLB borrowings	(2,400)	14,657	(15,485)
Increase (decrease) in repurchase agreements and other borrowings	(6,431)	(1,502)	4,197
Proceeds from stock options exercised	52	21	33

Net cash provided by financing activities	19,452	10,219	27,369

Net increase (decrease) in cash and due from banks	3,101	3,210	(4,365)

Cash and due from banks at beginning of the year	9,954	6,744	11,109

Cash and due from banks at end of the year	$13,055	$9,954	$6,744

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Summary of significant accounting policies
Nature of business
Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”). The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been made to customers in the Columbia, Richmond, and McDuffie County, Georgia areas. Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas and in Jacksonville, Florida. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market. The Bank is also the parent company of Willhaven Holdings, LLC, which holds certain other real estate of the Bank.
The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.
Significant accounting policies
Basis of presentation: The consolidated financial statements include the accounts of the Company and the Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Thomson and Augusta, Georgia market areas. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Summary of significant accounting policies (continued)
Significant concentrations of deposit risk: In October and November 2008, the Federal Deposit Insurance Corporation (FDIC) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts. The increased coverage was extended until December 31, 2013 by Congress in May 2009. During the year, the Company from time to time may have had amounts on deposit in excess of the insured limits.
Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia and Alabama. Balances generally exceed insured amounts.
Investment securities: The Bank’s investments in securities are classified and accounted for as follows:
Securities available-for-sale — Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.
Restricted equity securities without a readily determinable fair value are recorded at cost.
The Bank has not classified any securities as held-to-maturity or trading.
Realized gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary, results in write-downs of individual securities to their fair value.
The amortization or premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities.
Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers: 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Summary of significant accounting policies (continued)
Loans and interest income: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans that is recognized as income over the term of the loan using a method that approximates a level yield.
Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. As the mortgage loans originated are individually pre-approved by the secondary market investors, the Bank is subject to minimal interest rate and credit risk on these loans, as the Bank only holds the loans in the portfolio temporarily until funding from the investor is completed.
Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments as defined by ASC 815-10, “Derivatives and Hedging.” Loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value, with changes in their fair values recognized in current period earnings. At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.
Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.
The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Management applies this criterion to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairments on loans are charged to the allowance for loan losses. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Summary of significant accounting policies (continued)
Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.
Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.
Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.
Foreclosed real estate: Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan, or fair value of the property, less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.
Bank premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation, and computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to thirty-nine years.
Financial instruments: In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
Bank-owned life insurance (BOLI): In order to insure the lives of its key officers, the Bank has acquired a bank-owned life insurance policy. BOLI is recorded at its cash surrender value, net of surrender charges and/or early termination charges, in accordance with ASC 325-30, “Investments in Insurance Contracts.” The change in cash value is recorded as other income/expense.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Summary of significant accounting policies (continued)
Income taxes: Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740-10, “Income Taxes,” it is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material.
Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with ASC 260-10, “Earnings Per Share.” This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential future issuances of common stock. The Company’s outstanding stock options are the primary component of the Company’s diluted earnings per share.
Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.
Cash and due from banks, Federal funds sold, and interest-bearing deposits in banks — Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.
Available-for-sale securities — Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.
Loans — Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality. For loan commitments, the Bank utilizes prevailing interest rates being offered on similar loans to estimate the fair value of the commitment.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Summary of significant accounting policies (continued)
Deposit liabilities, other borrowings, and retail agreements - Due to the short-term nature of demand and savings accounts and retail agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates of deposits.
Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments is equal to the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value, and no fair value has been assigned to these instruments.
Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.
Stock-based compensation: The Company uses the fair value recognition provisions of ASC 718-10, “Compensation-Stock Compensation,” to account for compensation costs under its stock option plans. In adopting ASC 718-10, the Company elected to use the modified prospective method to account for the transition from the previously utilized intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. See Note 10 for additional information regarding the Company’s stock-based compensation plans.
Recently issued accounting standards
In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Measuring Liabilities at Fair Value,” which updates ASC 820-10, “Fair Value Measurements and Disclosures.” ASU 2009-05 clarifies that the fair value of a liability can be measured relative to the quoted price of the liability when it trades as an asset in an active market, without adjusting the price for restrictions that prevent the sale of the liability. ASU 2009-05 is effective beginning October 1, 2009. The adoption of ASU 2009-05 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Recently issued accounting standards (continued)
In June 2009, the FASB issued an update to Accounting Standard Codification 105-10, “Generally Accepted Accounting Principles.” This update established the FASB Accounting Standard Codification (Codification) as the source of authoritative U.S. GAAP recognized by the FASB for nongovernmental entities. The Codification replaces SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles,” previously issued by the FASB in May 2008 and adopted by the Company in 2008 as required. In the establishment of the Codification, SFAS 162 was grandfathered into ASC 105-10-70-1. The Codification is effective for interim and annual periods ending after September 15, 2009 and is a reorganization of existing U.S. GAAP and does not change existing U.S. GAAP. The Company adopted the Codification during the third quarter of 2009 as required. The adoption of the Codification did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In April 2009, the FASB updated ASC 820-10, “Fair Value Measurements and Disclosures,” to provide additional guidance for estimating fair value when the volume and level of activity for the asset or liability have decreased significantly and identifying circumstances that indicate a transaction is not orderly. The provisions of this update to ASC 820-10 were effective for the Company’s interim period ending on June 30, 2009. The Company adopted this update during the second quarter of 2009 as required. The adoption of this update to ASC 820-10 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In April 2009, the FASB updated ASC 320-10, “Investments-Debt and Equity Securities.” This update amends current other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This update does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of this update to ASC 320-10 were effective for the Company’s interim period ending on June 30, 2009. The Company adopted this update during the second quarter of 2009 as required. The adoption of this update to ASC 320-10 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In April 2009, the FASB updated ASC 825-10, “Financial Instruments,” to require disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. This update to ASC 825-10 was effective for the Company’s interim period ending on June 30, 2009 and amended only the disclosure requirements about fair value of financial instruments in interim periods. The Company adopted this update during the second quarter of 2009 as required. The adoption of this update to ASC 825-10 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Recently issued accounting standards (continued)
In October 2008, the FASB updated ASC 820-10, “Fair Value Measurements and Disclosures,” to clarify the application of this standard in an inactive market and which provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This update to ASC 820-10 was effective upon issuance, including prior periods for which financial statements had not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate (ASC 250-10, “Accounting Changes and Error Corrections”). The disclosure provisions of ASC 250-10 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The Company adopted this update to ASC 820-10 on October 1, 2008 as required. The adoption of this update to ASC 820-40 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In September 2008, the FASB updated ASC 815-10, “Derivatives and Hedging,” which amends and enhances disclosure requirements for sellers of credit derivatives. This update to ASC 815-10 became effective for interim and annual reporting periods ending after November 15, 2008. The Company adopted this update as of December 31, 2008 as required. The adoption of this update to ASC 815-10 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In March 2008, the FASB issued ASC 815-10, “Derivatives and Hedging,” which requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. ASC 815-10 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of ASC 815-10 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. ASC 815-10 became effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted this statement on January 1, 2009 as required. The adoption of ASC 815-10 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In February 2008, the FASB issued ASC 860-10, “Transfers and Servicing,” which addresses the issue of whether or not the transfers of financial assets and repurchase financing transactions should be viewed as two separate transactions or as one “linked” transaction. ASC 860-10 includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. ASC 860-10 became effective for fiscal years beginning after November 15, 2008 and applied only to original transfers made after that date; early adoption was not allowed. The Company adopted this statement on January 1, 2009 as required. The adoption of this statement did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 1—Recently issued accounting standards (continued)
Other accounting standards that have been issued or proposed by the FASB or other standards- setting bodies, but not specifically addressed in this report, are not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
Note 2—Cash and due from banks
Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in Cash and due from banks. As of December 31, 2009, interest-bearing cash on deposit with correspondent banks totaled $2.1 million and funds required to be on reserve with the Federal Reserve totaled $78,000 compared to $1.3 million and $960,000, respectively, as of December 31, 2008. Interest-bearing cash on deposit in the Federal Reserve excess balance fund was $0 as of December 31, 2009 and this fund was not used in 2008.
Note 3—Investment securities
The amortized cost and fair value amounts of securities owned as of December 31, 2009 and 2008 are shown below:

	2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Available-for-sale securities:
U.S. Government and agency	$10,501	$151	$—	$10,652
Mortgage-backed	23,446	680	(222)	23,904
Corporate obligations	195	—	(73)	122
State and municipal	9,776	134	(127)	9,783

Total	$43,918	$965	$(422)	$44,461

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 3—Investment securities (continued)

	2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Available-for-sale securities:
U.S. Government and agency	$26,690	$640	$—	$27,330
Mortgage-backed	19,899	423	(132)	20,190
Corporate obligations	194	—	(44)	150
State and municipal	10,482	30	(588)	9,924

Total	$57,265	$1,093	$(764)	$57,594

The amortized cost and fair value of securities as of December 31, 2009 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities
	Available-for-Sale
	Amortized	Fair
	Cost	Value
	(in thousands)

Less than one year	$335	$340
One to five years	2,345	2,378
Five to ten years	6,032	5,930
Over ten years	11,760	11,909
Mortgage-backed securities	23,446	23,904

Total	$43,918	$44,461

Securities with a carrying amount of approximately $43.3 million at December 31, 2009 and $41.5 million at December 31, 2008 were pledged to secure public deposits and for other purposes.
There were no material gross realized gains or gross realized losses on sales of securities during 2009, 2008, or 2007.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 3—Investment securities (continued)
Information pertaining to securities with gross unrealized losses at December 31, 2009 and December 31, 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2009
	Less than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)

Securities available-for-sale:
U. S. agency	$—	$—	$—	$—
State and municipal	(1)	197	(126)	1,426
Corporate obligations	—	—	(73)	122
Mortgage-backed	(170)	7,019	(52)	763

Total	$(171)	$7,216	$(251)	$2,311

	2008
	Less than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
Securities available-for-sale:
U. S. agency	$—	$—	$—	$—
State and municipal	(400)	6,440	(188)	742
Corporate obligations	—	—	(44)	150
Mortgage-backed	(131)	4,224	(1)	728

Total	$(531)	$10,664	$(233)	$1,620

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 3—Investment securities (continued)
Management evaluates securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2009, the gross unrealized losses are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer. All of the securities are mortgage-backed securities, municipal and state securities and corporate securities. As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other than temporary.
Included in Other assets is an investment of approximately $604,000, net of amortization, in a real estate rehabilitation project located in Georgia that will provide the Bank with state tax credits for approximately the next 6 years.
Note 4—Loans
The composition of loans for the years ended December 31, 2009 and 2008 is summarized as follows:

	2009	2008
	(in thousands)

Commercial and industrial	$22,906	$31,173
Real estate — construction	107,429	105,032
Real estate — residential	66,050	65,958
Real estate — commercial	133,140	125,194
Consumer	7,468	9,092

	336,993	336,449
Deferred loan fees	(144)	(156)

	336,849	336,293
Allowance for loan losses	(5,072)	(4,284)

Loans, net	$331,777	$332,009

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 4—Loans (continued)
Changes in the allowance for loan losses are as follows:

	2009	2008	2007

Balance at beginning of the year	$4,284	$5,059	$4,386
Provision charged to operations	3,082	1,456	909
Recoveries	48	33	52
Loans charged off	(2,342)	(2,264)	(288)

Balance at end of the year	$5,072	$4,284	$5,059

Loans, classified as non-accrual, for which the accrual of interest had been discontinued or reduced, amounted to approximately $6,190,000 and $5,061,000 at December 31, 2009 and 2008, respectively. The allowance for loan losses specifically reserved for these non-accrual loans totaled approximately $266,000 and $388,000 at December 31, 2009 and 2008, respectively. There was approximately $4,984,000 and $2,697,000 in non-accrual loans that did not require a specific reserve in the allowance as of December 31, 2009 and 2008, respectively. Interest income on non-accrual loans, which would have been reported if on an accrual basis, amounted to approximately $287,000, $504,000 and $239,000 at December 31, 2009, 2008 and 2007, respectively.
At December 31, 2009, impaired loans totaled approximately $18,894,000 as compared to $19,539,000 identified as such at December 31, 2008. The allowance for loan losses specifically reserved for these impaired loans totaled approximately $1,047,000 and $831,000 as of December 31, 2009 and December 31, 2008, respectively. There were approximately $13,444,000 and $13,520,000 in impaired loans that did not require a specific reserve in the allowance for loan losses as of December 31, 2009 and December 31, 2008, respectively. The average recorded investment in impaired loans was approximately $20,352,000 and $20,603,000 at December 31, 2009 and December 31, 2008, respectively. Interest income, on an accrual basis, recognized on loans while they were impaired totaled approximately $879,000, $961,000 and $1,008,000 as of December 31, 2009, 2008 and 2007, respectively. Interest income, on a cash basis, recognized on loans while they were impaired totaled approximately $898,000, $923,000 and $882,000 as of December 2009, 2008 and 2007, respectively. The Bank’s commitment to lend additional funds on impaired loans totaled $546,000 at December 31, 2009.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 4—Loans (continued)
At December 31, 2009, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $13,820,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for the years ended December 31, 2009 and 2008:

	2009	2008
	(in thousands)

Balance at beginning of the year	$14,086	$4,061
Advances	8,136	10,921
Repayments	(8,402)	(896)

Balance at end of the year	$13,820	$14,086

Note 5—Foreclosed real estate
A summary of foreclosed real estate for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
	(in thousands)

Carrying amount of property	$4,466	$7,217
Less: valuation allowance	—	—

Balance at end of the year	$4,466	$7,217

There was no provision charged to income for each of the years presented.
Note 6—Bank premises and equipment
Bank premises and equipment consist of the following for the years ended December 31, 2009 and 2008:

	2009	2008
	(in thousands)

Land and improvements	$3,844	$3,844
Building and improvements	6,331	6,321
Equipment, furniture and fixtures	4,682	4,583

	14,857	14,748
Less: accumulated depreciation	(5,203)	(4,667)

Premises and equipment, net	$9,654	$10,081

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was approximately $572,000, $618,000 and $647,000, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 7—Deposits
At December 31, 2009 and 2008, the scheduled maturities of time deposit liabilities were as follows:

	2009	2008
	(in thousands)

One year or less	$178,185	$215,172
Over one year through three years	76,829	24,245
Over three years	1,388	900

Balance at end of the year	$256,402	$240,317

To manage the Bank’s funding capabilities, the Bank may also enter into retail deposit agreements with customers and may obtain short-term funding from other institutions. Retail deposit agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates. Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. Total deposit agreements were approximately $3.7 million and $8.6 million at December 31, 2009 and 2008, respectively.
Note 8—Federal Home Loan Bank advances
As of December 31, 2009 and 2008, the Bank had credit availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products utilized in 2009 was the “Loans Held for Sale” (LHFS) program. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance. As of December 31, 2009 and 2008, the Bank did not have a balance outstanding under the LHFS program. The Bank also maintains a line of credit with the FHLB which is secured by 1-4 family and commercial real estate loans held in the Bank’s loan portfolio. As of December 31, 2009 and 2008, the 1-4 family line of credit balances were $3.6 million and $6.0 million, respectively. The weighted average interest rate on the outstanding balance for this line was 0.63% and 2.71% as of December 31, 2009 and 2008, respectively. In 2007, a long-term convertible advance was established. At December 31, 2009, the outstanding balance on this advance was $10.0 million with a weighted average interest rate of 3.83%. This advance matures December 2012 and is callable until December 2010. An additional but similar long-term convertible advance was established during 2008. At December 31, 2009, the outstanding balance on this advance was $15.0 million with a weighted average interest rate of 3.33%. This advance matures May 2013 and is callable until May 2010.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 9—Line of credit
The Company has a line of credit issued in June 2009 with its correspondent bank, First National Bankers Bank, which provides the Company the ability to draw a principal sum of $1.0 million in periodic advances with a maturity date of June 5, 2010. Interest is calculated annually using a rate of prime plus 0.75% (4.00% at December 31, 2009) with a floor of 4.00%. The line of credit is secured through the pledge of all issued and outstanding shares of the Bank’s capital stock. The outstanding principal balance at December 31, 2009 was $0. The arrangement requires the Company and Bank to comply with financial covenants related to capital levels, the levels of non-performing assets, and other financial matters. At December 31, 2009, the Company and the Bank were in compliance with all of these covenants. Future noncompliance with this covenant would not have a material impact on the Company’s ability to meet future obligations.
Note 10—Employee benefit plan
The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $171,000, $161,000, and $170,000, respectively, for each of the years in the three year period ended December 31, 2009.
Note 11—Shareholders’ equity and regulatory requirements
The primary source of funds available to the Company is the payment of dividends by its subsidiary bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.
The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2009, the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2009, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2009 and 2008 are also presented in the following tables:

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total capital (to risk weighted assets)
Bank	$47,782	11.69%	$32,698	8.0%	$40,872	10.0%
Consolidated	$47,997	11.74%	$32,698	8.0%	$40,872	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$42,710	10.45%	$16,349	4.0%	$24,523	6.0%
Consolidated	$42,926	10.50%	$16,349	4.0%	$24,523	6.0%
Tier 1 leverage (to average assets)
Bank	$42,710	8.91%	$19,164	4.0%	$23,955	5.0%
Consolidated	$42,926	8.96%	$19,164	4.0%	$23,956	5.0%

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total capital (to risk weighted assets)
Bank	$43,075	10.66%	$32,323	8.0%	$40,404	10.0%
Consolidated	$43,158	10.68%	$32,323	8.0%	$40,404	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$38,791	9.60%	$16,161	4.0%	$24,242	6.0%
Consolidated	$38,875	9.62%	$16,161	4.0%	$24,242	6.0%
Tier 1 leverage (to average assets)
Bank	$38,791	8.61%	$18,016	4.0%	$22,519	5.0%
Consolidated	$38,875	8.63%	$18,016	4.0%	$22,520	5.0%
During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares reserved and available for issuance under the 1997 Plan is 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.
During early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares reserved and available for issuance under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.
The Plans provide for the grant of both incentive and nonqualified stock options to purchase the Company’s common stock. The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements, and the number of shares covered by each option, subject to the approval of the Company’s Board of Directors.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)
On January 1, 2006, the Company adopted ASC 718-10, “Compensation-Stock Compensation,” which requires all share-based payment to employees, including grants of employee stock options, to be recognized as expense in the statement of earnings based on their fair values. Prior to ASC 718-10, only certain pro forma disclosures of fair value were required. The amount of compensation is measured at the fair value of the options when granted and this cost is expensed over the required service period, which is normally the vesting period of the options. ASC 718-10 applies to awards granted or modified after January 1, 2006 or any unvested awards outstanding at December 31, 2005. The effect of the adoption of the new accounting principle on results of operations depends on the level of option grants, the vesting period for those grants, and the fair value of the options granted as of such date. Existing options that vested after the adoption date resulted in additional compensation expense of approximately $80,000 in 2009. The Company utilized the disclosure requirements permitted by ASC 718-10 for transactions entered into during 2006 and thereafter. For the periods prior to January 1, 2006, the Company elected to remain with the former intrinsic value method of accounting for stock compensation.
As of December 31, 2009, the Company has two share-based compensation plans, which are described above, and has issued shares of common stock to non-employee directors as compensation for services rendered. The Company recorded $167,000, $165,000, and $189,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2009, 2008 and 2007, respectively. The expense recognized for these shares was equal to the fair value of the shares on the date of grant.
The fair value for these options was estimated on the date of grant using a lattice-based option valuation model that used the following range of assumptions for each of the years presented:

	2009	2008	2007

Expected volatility	66.8% – 95.7%	37.4% – 37.6%	40.8% – 40.8%

Weighted-average volatility	78.20%	37.53%	40.75%

Expected dividends	0%	0%	0%

Expected term (in years)	7.0 – 7.0	7.0 – 7.0	7.0 – 7.0

Risk-free rate	3.00%	3.30%	4.73%
In addition, the model assumed that each option was exercised in the initial year of vesting.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)
For purposes of proforma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period. Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.
Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The plans provide that vesting periods may not exceed ten years.
A summary of the Company’s stock option activity under the plans as of December 31, 2009 and 2008, and changes and related information, for the years then ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value

Outstanding at January 1, 2009	286,875	$9.18

Granted	25,613	8.06

Exercised	(27,700)	(3.79)

Forfeited or expired	(10,900)	(7.43)

Outstanding at December 31, 2009	273,888	$9.69	4.43	$267,086

Exercisable at December 31, 2009	217,894	$9.44	3.48	$265,265

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value

Outstanding at January 1, 2008	324,441	$7.99

Granted	23,934	10.85

Exercised	(61,500)	(3.56)

Forfeited or expired	—	—

Outstanding at December 31, 2008	286,875	$9.18	4.43	$810,279

Exercisable at December 31, 2008	237,294	$8.35	3.70	$810,279

At December 31, 2009, options both outstanding and exercisable have exercise prices that range from $3.33 per share to $20.41 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2009 was approximately 4.43 years or 53 months.
The estimated weighted-average grant date fair value of options granted and the total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007

Weighted-average grant date fair value	$5.70	$4.86	$7.30
Total intrinsic value of options exercised	$94,583	$396,161	$60,265

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)
A summary of the status of the Company’s nonvested shares as of December 31, 2009 and 2008, and changes during the years then ended, is presented below:

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2009	49,581	$6.36

Granted	25,613	5.70

Vested	(15,200)	7.14

Forfeited	(4,000)	7.43

Nonvested at December 31, 2009	55,994	$5.82

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2008	40,455	$7.67

Granted	23,934	4.86

Vested	(14,808)	7.51

Forfeited	—	—

Nonvested at December 31, 2008	49,581	$6.36

As of December 31, 2009, there was $274,513 of total unrecognized compensation cost related to the Company’s nonvested shares granted under the plans. This cost is expected to be recognized over a weighted-average period of 2.78 years. The total fair value of shares vested during the years ended December 31, 2009, 2008 and 2007, was $115,712, $111,205 and $203,932, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 11—Shareholders’ equity and regulatory requirements (continued)
Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the years ended December 31, 2009, 2008 and 2007.

	2009
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)
Basic EPS
Income available to common stockholders	$3,752	3,484,309	$1.08

Effect of stock options outstanding	—	8,562	0.01

Diluted EPS
Income available to common stockholders, plus conversions	$3,752	3,492,871	$1.07

	2008
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)
Basic EPS
Income available to common stockholders	$2,800	3,426,860	$0.82

Effect of stock options outstanding	—	76,996	0.02

Diluted EPS
Income available to common stockholders, plus conversions	$2,800	3,503,856	$0.80

	2007
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)
Basic EPS
Income available to common stockholders	$2,901	3,393,224	$0.85

Effect of stock options outstanding	—	115,382	0.02

Diluted EPS
Income available to common stockholders, plus conversions	$2,901	3,508,606	$0.83

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 12—Income taxes
Total income taxes in the statements of income for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	2009	2008	2007

Current tax provision	$1,548	$929	$1,853
Deferred tax expense/(benefit)	(245)	323	(234)

Total income tax expense	$1,303	$1,252	$1,619

The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2009	2008	2007

Federal statutory rates	34.0%	34.0%	34.0%
State taxes, net of federal benefit	3.6	2.7	4.3
Tax-exempt income	(2.8)	(2.1)	(1.2)
Nondeductible interest	0.3	0.4	0.3
State tax credits	(2.6)	(2.1)	(3.0)
Bank-owned life insurance	(2.8)	(2.6)	(0.6)
Other	(3.9)	0.6	2.0

Total	25.8%	30.9%	35.8%

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 12—Income Taxes (continued)
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. Management has evaluated the effect of the guidance provided by U S Generally Accepted Accounting Principles on Accounting for Uncertainty in Income Taxes that became effective January 1, 2009. Management has evaluated all other tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2009.
The primary components of deferred income taxes at December 31, 2009 and 2008 are as follows:

	2009	2008
	(in thousands)
Deferred tax assets
Allowance for loan losses	$1,285	$1,236
Unrealized loss on securities available-for-sale	—	—
Amortization of GA low-income housing tax credits	159	122
Executive compensation plans	151	70
Nonaccrual loan interest	33	—
Valuation allowance on GA low-income housing tax credits	(159)	(122)

Deferred income tax assets	1,469	1,306

Deferred tax liabilities
Unrealized gain on securities available-for-sale	(195)	(117)
Qualified prepaids	(58)	—
Depreciation on bank premises and fixed assets	(198)	(193)

Deferred income tax liabilities	(451)	(310)

Net deferred income tax assets	$1,018	$996

Realization of deferred tax assets is dependent on sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 13—Commitments and contingencies
In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.
The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.
Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2009 and 2008:

	2009	2008
	(in thousands)

Commitments to extend credit	$59,082	$56,426
Standby letters of credit	5,712	5,102

Total	$64,794	$61,528

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.
The Company, as part of its retail mortgage loan production activities, routinely enters into short-term commitments to originate loans. Most of the loans will be sold to third parties upon closing. For those loans, the Company enters into best efforts individual forward sales commitments at the same time the commitments to originate are finalized. While the forward sales commitments function as an economic offset and effectively eliminate the Company’s financial risk of rate changes during the rate lock period, both the commitment to originate mortgage loans that will be sold and the commitment to sell the mortgage loans are derivatives, the fair values of which are essentially equal and offsetting. The fair values are calculated based on changes in market interest rates after the commitment date. The notional amounts of these mortgage loan origination commitments and the related forward sales commitments were approximately $45.6 million each at December 31, 2009 compared to approximately $34.8 million each at December 31, 2008. The net unrealized gains/losses of the origination and sales commitments did not have a material effect on the consolidated financial statements of the Company at December 31, 2009 or December 31, 2008.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 13—Commitments and contingencies (continued)
The Company has executed individual forward sales commitments related to retail mortgage loans, which are classified as loans held for sale. The forward sales commitments on retail mortgage loans function as an economic offset and mitigate the Company’s market risk on these loans. The notional value of the forward sales commitments on retail mortgage loans at December 31, 2009 was approximately $65.8 million compared to approximately $35.8 million at December 31, 2008. The fair value of the sales commitments on retail mortgage loans resulted in no material gains or losses to the Company at December 31, 2009 or December 31, 2008.
The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, at December 31, 2009, there were no pending litigation matters in which the anticipated outcome would have a material adverse effect on the financial statements. During June 2008, a previously pending lawsuit initiated by the Bank against a borrower in default was settled in favor of the Bank and approximately $430,000 was received on August 8, 2008. This settlement was recorded in the third quarter of 2008.
The Bank is obligated under operating leases for certain office premises and equipment. Future minimum rental commitments for all non-cancelable operating leases total approximately $301,000 in 2010, $291,000 in 2011, $212,000 in 2012, $151,000 in 2013, and $0 thereafter. Rental expense of office premises and equipment was as follows:

	2009	2008	2007
	(dollars in thousands)

Office premises rental expense	$284	$285	$276
Equipment rental expense	$13	$13	$27
Note 14—Supplemental consolidated cash flow information

	2009	2008	2007
	(dollars in thousands)

Income taxes paid	$1,630	$1,397	$2,354
Interest paid	$10,443	$14,147	$15,598
Interest received	$24,687	$26,552	$28,643
Real estate acquired by foreclosure (non-cash)	$6,337	$8,660	$1,136
Unrealized gain/(loss) on securities (non-cash)	$217	$(11)	$775

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 15—Fair value of financial instruments
For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10, “Fair Value Measurements and Disclosures.” This standard also requires fair value measurements to be separately disclosed by level within the fair value hierarchy.
Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment, and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
The estimated fair values of the Bank’s financial instruments, for those instruments for which the Bank’s management believes estimated fair value does not by nature approximate the instruments’ carrying amount, are as follows at December 31, 2009 and 2008 (in millions):

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Loans and loans held for sale, net of allowance	$395.0	$435.5	$360.4	$392.3

Time deposits	$256.4	$259.7	$240.3	$245.1
Estimated fair value information of investment securities is presented in Note 2 to the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 15—Fair value of financial instruments (continued)
Under ASC 820-10, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:
Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. The Company has no Level 1 assets or liabilities at December 31, 2009.
Level 2 — Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets. At December 31, 2009, Level 2 securities include U.S. Government agency obligations, state and municipal bonds, corporate debt securities, mortgage-backed securities, and FHLB stock.
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. The Company has no Level 3 assets or liabilities at December 31, 2009.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale
Investment securities available-for-sale, including FHLB stock, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions. At December 31, 2009, the Company classified $47.3 million of investment securities available-for-sale, including FHLB stock, subject to recurring fair value adjustments as Level 2.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2. There were no fair value adjustments related to the $58.1 million of loans held for sale at December 31, 2009.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 15—Fair value of financial instruments (continued)
Loans
The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once an individual loan is identified as impaired, management measures the impairment in accordance with ASC 310-10-35, “Receivables-Subsequent Measurements.” The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with ASC 820-10, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loans as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. Impaired loans, classified as Level 2, totaled $18.9 million at December 31, 2009 and had specific loan loss allowances aggregating $1.0 million.
Foreclosed Assets
Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed assets as nonrecurring Level 3. There were no fair value adjustments related to foreclosed real estate of $4.5 million at December 31, 2009.
Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at
December 31, 2009, Using,
	Total		Quoted
	Carrying		Prices in
	Amount in the	Assets/	Active	Significant	Significant
	Consolidated	Liabilities	Markets for	Other	Other
	Balance	Measured at	Identical	Observable	Unobservable
	Sheet	Fair Value	Assets	Inputs	Inputs
Description	12/31/2009	12/31/2009	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities, including FHLB stock	$47,289	$47,289	$—	$47,289	$—

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 16—Bank-owned life insurance (BOLI)
In September 2007, an $8.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure the key officers of the Bank. Per ASC 325-30, “Investments in Insurance Contracts,” this policy is classified as a miscellaneous asset at its cash surrender value, net of surrender charges and/or early termination charges. As of December 31, 2009, the BOLI cash surrender value was $8,811,742 resulting in other income for 2009 of $410,051 and an annualized net yield of 4.78%.
Note 17—Other expenses
Other non-interest expenses for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
	(dollars in thousands)

Data processing	$1,044	$904	$906
FDIC assessment	883	320	241
ORE expense/valuation adjustments	781	89	54
Legal and accounting	518	540	475
Printing and supplies	321	314	309
Advertising	237	277	309
Business development	151	167	159
Telecommunications	207	171	142
Outside services	349	381	415
Courier and postage	150	201	229
Software license fees	142	190	237
City and county taxes	264	263	241
Directors fees	219	219	243
Travel and employee meals & entertainment	165	158	166
Other	1,179	1,047	1,036

Total	$6,610	$5,241	$5,162

Note 18—Comprehensive Income
The components of other comprehensive income and related tax effects for each of the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	2009	2008	2007
Unrealized holding gains/(losses) on available-for-sale securities	$217	$(11)	$775
Tax effect	(78)	4	(279)

Net of tax amount	$139	$(7)	$496

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 19—Quarterly Financial Data (Unaudited)
The following table represents summarized data for each of the quarters in 2009 and 2008 (in thousands, except earnings per share data).
Selected Quarterly Data
($ in thousands, except per share data)

	2009				2008
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest income	$6,385	$6,285	$6,154	$5,780	$6,123	$6,445	$6,700	$7,103
Interest expense	2,092	2,399	2,584	2,647	2,847	2,987	3,299	3,905

Net interest income	4,293	3,886	3,570	3,133	3,276	3,458	3,401	3,198
Provision for loan losses	1,172	670	613	627	730	518	(29)	237

Net interest income after provision for loan losses	3,121	3,216	2,957	2,506	2,546	2,940	3,430	2,961
Non-interest income	3,570	4,172	3,727	2,632	2,169	2,841	2,352	2,432
Securities gain (loss)	5	51	—	—	69	—	37	20
Non-interest expenses	5,450	5,365	5,436	4,651	4,471	4,429	4,539	4,306

Income before income tax expense	1,246	2,074	1,248	487	313	1,352	1,280	1,107

Income tax expense	282	580	349	92	97	386	414	355

Net income	$964	$1,494	$899	$395	$216	$966	$866	$752

Basic earnings per common share	$0.28	$0.43	$0.26	$0.11	$0.06	$0.29	$0.25	$0.22
Diluted earnings per common share	$0.27	$0.43	$0.26	$0.11	$0.06	$0.28	$0.25	$0.21

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only)
Condensed Balance Sheet
December 31, 2009 and 2008
(dollars in thousands)

	2009	2008
Assets
Cash	$185	$616
Investment in subsidiary	43,057	38,999
Other assets	34	64
Deferred tax benefit	86	91

Total assets	$43,362	$39,770

Liabilities
Note payable	$—	$500
Other liabilities	89	186

Total liabilities	89	686

Shareholders’ equity	43,273	39,084

Total liabilities and shareholders’ equity	$43,362	$39,770

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Income
Years Ended December 31, 2009, 2008 and 2007
(dollars in thousands)

	2009	2008	2007

Income, dividends from subsidiary	$—	$—	$—

Expenses
Director compensation	55	47	76
Legal fees	66	106	143
Audit exam and accounting fees	38	10	7
Annual report and proxy	60	35	55
Shareholder services	16	17	22
Other	18	54	94

Total expenses	253	269	397

Loss before income tax benefits and equity in undistributed earnings of subsidiary	(253)	(269)	(397)

Income tax benefits	86	86	143

Loss before equity in undistributed earnings of subsidiary	(167)	(183)	(254)

Equity in undistributed earnings of subsidiary	3,919	2,983	3,155

Net income	$3,752	$2,800	$2,901

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2009 and 2008
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Cash Flows
Years Ended December 31, 2009, 2008 and 2007
(dollars in thousands)

	2009	2008	2007
Cash flows from operating activities
Net income	$3,752	$2,800	$2,901
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	80	134	226
Stock compensation	167	165	189
Equity in undistributed earnings of subsidiary	(3,919)	(2,983)	(3,155)
Net change in other assets and liabilities	(63)	145	228

Net cash provided by operating activities	17	261	389

Cash flows from financing activities
Payments on borrowed funds	(500)	(100)	(100)
Proceeds from issuance of common stock, and exercise of stock options	52	21	33

Net cash provided by (used in) financing activities	(448)	(79)	(67)

Net change in cash	(431)	182	322

Cash at beginning of the year	616	434	112

Cash at end of the year	$185	$616	$434